SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
Performance Food Group Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700
Dear Shareholder:
      It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Performance Food Group Company (the “Company”) to be held at 10:00 a.m., eastern daylight time, on Wednesday, May 18, 2005, at the offices of the Company located at 12500 West Creek Parkway, Richmond, Virginia.
      Shareholders will be asked to elect two directors. In addition, we will present an oral report on the condition and performance of the Company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.
      We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.
      We look forward to seeing you on May 18, 2005.

Sincerely,

Robert C. Sledd
Chairman, Chief Executive Officer and President

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL 2004 YEAR-END OPTION VALUES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
PROPOSALS OF SHAREHOLDERS
DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS SHARING AN ADDRESS

12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Performance Food Group Company (the “Company”) will be held at 10:00 a.m., eastern daylight time, on Wednesday, May 18, 2005, at the Company’s offices located at 12500 West Creek Parkway, Richmond, Virginia for the following purposes:

1. To elect two Class III directors to hold office for a term of three years and until their successors are elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting.
      The Board of Directors has fixed the close of business on March 21, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.
      Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

By the Order of the Board of Directors

Joseph J. Traficanti, Secretary
Richmond, Virginia
April 14, 2005
      YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

12500 West Creek Parkway
Richmond, Virginia 23238
(804) 484-7700

PROXY STATEMENT

      The accompanying proxy is solicited by the Board of Directors of Performance Food Group Company for use at the Annual Meeting of Shareholders of the Company to be held on May 18, 2005 (the “Annual Meeting”), and any adjournments thereof, notice of which is attached hereto.
      The purposes of the Annual Meeting are to elect two Class III directors and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.
      A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees.
      The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, however, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.
      The Board of Directors has fixed the close of business on March 21, 2005 as the record date for the Annual Meeting. Only record holders of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 46,919,905 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.
      The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. Because directors are elected by a plurality of the votes cast by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, elections to withhold authority to vote for a director and “non-votes” are not considered in the election. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting, and abstentions and “non-votes” will have no effect on the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
      This Proxy Statement and Form of Proxy and the Company’s Annual Report to Shareholders have been mailed on or about April 14, 2005 to all shareholders of record at the close of business on March 21, 2005. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made by the Company’s regular officers or employees personally or by telephone or telecopy. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information furnished to the Company as of March 21, 2005 concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class (1)

Capital Research and Management Company	3,860,000	(2)	8.2%
333 South Hope Street Los Angeles, California 90071

(1)	Computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

(2)	Based solely on information contained in a Schedule 13G/ A filed by Capital Research and Management Company with the Securities and Exchange Commission (“SEC”) on February 14, 2005.
PROPOSAL 1:
ELECTION OF DIRECTORS
      The Company’s Restated Charter classifies the Board of Directors into three classes, each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The term of one Class III director, John E. Stokely, will expire upon the election and qualification of a new director at this Annual Meeting. Because the Company’s Restated Charter requires that each class of the Board of Directors be as nearly equal in number as possible, the Board of Directors has determined to realign the members of the Class I and Class III directors; accordingly, Fred C. Goad, Jr. has agreed, upon the opening of the polls for voting at the Annual Meeting, to resign his position as a Class I director and stand for re-election as a Class III director. The terms of the Class II directors and the Class I directors will expire at the annual meetings in 2006 and 2007, respectively.
      The Nominating and Corporate Governance Committee has approved the nomination of, and the Board of Directors has designated, John E. Stokely and Fred C. Goad, Jr., as the two nominees for election as Class III directors for a three-year term expiring at the annual meeting in 2008 and until their successors are elected and qualified. These two nominees are currently directors of the Company, and each was elected by the shareholders.
      Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election of the two Class III nominees as directors. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the persons named in the Form of Proxy have advised the Company that they will vote for such substitute or substitutes as shall be designated by the current Board of Directors.

      The following persons are the nominees for election to serve as Class III directors. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

Fred C. Goad, Jr. has served as a director of the Company since July 1993. Since April 2001, Mr. Goad has served as a partner of Voyent Partners, L.L.C., a private investment company. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD from March 1999 to March 2001. From June 1996 to March 1999, Mr. Goad served as Co-Chief Executive Officer and Chairman of ENVOY Corporation (“ENVOY”), a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of ENVOY. Mr. Goad also serves as a director of Luminex Corporation, a maker of proprietary technology that simplifies biological testing for the life sciences industry, and Emageon Inc., a provider of an enterprise level information technology solution for the clinical analysis and management of digital medical images.

John E. Stokely has served as a director of the Company since April 1998. Since August 1999, Mr. Stokely has been self-employed as a business consultant. Mr. Stokely was the President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc. (“Richfood”), a retail food chain and wholesale grocery distributor, from January 1997 until August 1999, when Richfood was acquired by Supervalu Inc. Mr. Stokely served on the Board of Directors and as President and Chief Operating Officer of Richfood from April 1995 to January 1997 and served as Executive Vice President and Chief Financial Officer from 1990 to April 1995. Mr. Stokely also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products, Transaction Systems Architects, Inc., a provider of enterprise e-payments and e-commerce solutions, and O’Charleys Inc., an owner and operator of restaurants.
      The following four persons are currently members of the Board of Directors and will continue their present positions after the Annual Meeting. The following persons are not nominees, and shareholders are not being asked to vote for them. Certain information relating to the following persons has been furnished by the individuals named.

Robert C. Sledd has served as Chairman of the Board of Directors since February 1995, has served as a director of the Company since 1987 and has served as Chief Executive Officer and President of the Company since March 2004. Mr. Sledd also served as Chief Executive Officer of the Company from 1987 to August 2001 and as President of the Company from 1987 to February 1995. Mr. Sledd served as a director of Taylor & Sledd Industries, Inc., a predecessor of the Company, since 1974, and served as President and Chief Executive Officer of that company from 1984 to 1987. Mr. Sledd also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products.

Charles E. Adair has served as a director of the Company since August 1993. Since 1993, Mr. Adair has been a partner in Cordova Ventures, a venture capital management company. Mr. Adair was employed by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals and other medical products, from 1973 to 1992, serving as Executive Vice President from 1978 to 1981, as President and Chief Operating Officer from 1981 to 1992, and as a director from 1976 to 1992. In addition, Mr. Adair serves as a director of Tech Data Corporation, a distributor of microcomputers and related hardware and software products, PSS World Medical, Inc., a specialty marketer and distributor of medical products to physicians, long-term care providers and other alternate-site healthcare providers, and Torchmark Corporation, a financial services holding company specializing in life and supplemental health insurance. Mr. Adair is a certified public accountant.

Mary C. Doswell has served as a director of the Company since August 2003. Ms. Doswell served as President of Dominion Resources Services, Inc. from January 2003 to December 2003 and has served as Chief Executive Officer since January 2004. She has served as Senior Vice President and Chief Administrative Officer of Dominion Resources, Inc. since January 2003, and served as Vice

President-Billing & Credit of Dominion Resources, Inc. from October 2001 to December 2002. Ms. Doswell also served Dominion Resources, Inc. as Vice President-Metering from January 2000 to October 2001 and as General Manager-Metering from February 1999 to January 2000. Prior thereto, Ms. Doswell held various management positions with Dominion Virginia Power for 19 years. Ms. Dowell serves on the board of directors of VCU Rice Center for Environmental Studies, the board of directors of Richmond Renaissance and is a member of the Governors Advisory Board on Revenue Estimates.

Timothy M. Graven has served as a director of the Company since August 1993. Mr. Graven is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven served as President and Chief Operating Officer of Steel Technologies, Inc. of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Executive Vice President and Chief Financial Officer from May 1985 to March 1990 and as a director from 1982 to 1994. Mr. Graven is also a certified public accountant.

      The Board of Directors held 17 meetings, 12 of which were via teleconference, during the fiscal year ended January 1, 2005. All incumbent directors attended at least 75% of the meetings of the Board and each committee of the Board on which such directors served at the time of such meeting, held during the fiscal year ended January 1, 2005. The Company has adopted guidelines which state that directors are expected to attend all regular meetings of the Board, all meetings of committees of which he or she is a member and the annual meeting of shareholders. All of the Company’s directors attended the annual meeting of shareholders held on May 19, 2004. Directors are also expected to make every effort to attend any specially called Board or committee meeting. All of the members of the Board of Directors except Mr. Sledd are “independent,” as defined by applicable law and the listing standards of the National Association of Securities Dealers, Inc. (“NASD”). The independent directors of the Board have adopted guidelines which require the independent directors to have executive sessions at regularly scheduled meetings and at other times as determined by the independent directors at which only independent directors are present.
Corporate Governance

Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines which reflect a set of core values that provide the foundation for the Company’s governance and management systems and its interaction with others. The guidelines address, among other matters, the responsibilities of the Board of Directors and management, Board and Committee composition and structure, the conduct of Board meetings, Board compensation, performance evaluation and succession planning. A copy of the Corporate Governance Guidelines can be obtained from the “Corporate Governance” section of the Company’s website at www.pfgc.com.
      The Corporate Governance Guidelines require, if the positions of Chairman and Chief Executive Officer are held by the same person, that an independent director be appointed by a majority of the independent directors of the Board to serve as the Presiding Director. In March 2004, Mr. Sledd, who is the Chairman of the Board, was elected as Chief Executive Officer, and the independent directors of the Board appointed Mr. Stokely to serve as the Presiding Director.

Committees of the Board
      Audit Committee. The Board of Directors has established an Audit Committee for the purpose of engaging the Company’s independent auditors, overseeing and reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit, acting as a liaison between the Board and the Company’s independent auditors and reviewing various Company policies, including those related to accounting and internal control matters. It is the function of the Audit Committee to ensure that the Company’s financial statements accurately reflect the Company’s financial position and results of operations. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, that operates pursuant to the terms of a Second Amended and Restated Charter which was amended and restated by the Board of Directors on April 13, 2005 (the “Audit Committee Charter”). The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.
      Messrs. Goad, Graven and Stokely and Ms. Doswell, each of whom is independent as defined by the NASD listing standards and the rules and regulations of the SEC, comprise the Audit Committee. The Audit Committee met 14 times during the fiscal year ended January 1, 2005. The Board of Directors of the Company has determined that the Audit Committee has two “audit committee financial experts,” as such term is defined under the rules and regulations of the SEC. These persons are Messrs. Graven and Stokely.
      Compensation Committee. The Board of Directors has established a Compensation Committee for the purpose of evaluating the performance of the Company’s officers, reviewing and determining officers’ compensation, formulating bonuses for the Company’s management and administering the Company’s stock incentive plans. A copy of the Compensation Committee Charter (the “Compensation Committee Charter”) is available under the “Corporate Governance” section of the Company’s website at www.pfgc.com. Messrs. Adair, Goad, Graven and Stokely and Ms. Doswell comprise the Compensation Committee, which met six times during the fiscal year ended January 1, 2005. Each of the members of the Compensation Committee is independent as defined by the NASD listing standards.
      Nominating and Corporate Governance Committee. The Board of Directors has established a Nominating and Corporate Governance Committee for the purpose of identifying and approving the nomination of qualified candidates for election to the Board of Directors, reviewing the composition of the Board of Directors, reviewing and recommending corporate governance policies for the Company and periodically evaluating the performance of the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available under the “Corporate Governance” section of the Company’s website at www.pfgc.com. Messrs. Adair, Goad, Graven and Stokely and Ms. Doswell comprise the Nominating and Corporate Governance Committee which met four times during the fiscal year ended January 1, 2005. Each member of the Nominating and Corporate Governance Committee is independent as defined by the NASD listing standards.
      The Nominating and Corporate Governance Committee will assess a nominee for director based upon an individual’s background, skills and abilities and whether the individual possesses the experience, expertise, diversity and time availability necessary to ensure that the Board can perform its oversight function effectively. The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders if shareholders comply with the advance notice provisions contained in the Company’s Restated Bylaws. Shareholder recommendations for nominees must include biographical information about both the proposed nominee and the shareholder making the recommendation as well as the proposed nominee’s written consent to nomination. The Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders on the same basis as nominees recommended by any other source. The recommendations must be addressed to the Company’s Corporate Secretary and delivered or mailed and received at the Company’s principal executive offices not later than 120 days before the date of the Company’s annual meeting.

Code of Corporate Conduct
      The Company has a code of corporate conduct that applies to all associates (including officers) and directors. The purpose of the code is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and

accountability for adherence to the code. A copy of the Company’s code of corporate conduct can be obtained from the “Corporate Governance” section of the Company’s website at www.pfgc.com.

Communications with the Board
      The Board has adopted a process for holders of the Company’s Common Stock and other interested parties to send written communications to the Board. Such communications should be sent to them c/o Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238 or may be sent by email to boardofdirectors@pfgc.com. The Corporate Secretary will review any communications received by the Company and forward appropriate communications to the appropriate Board members. Communications may also be sent directly to the chair of any committee by email at auditchair@pfgc.com (Audit Committee), nomgovchair@pfgc.com (Nominating and Corporate Governance Committee) or compchair@pfgc.com (Compensation Committee) or to the outside directors as a group at outsidedirectors@pfgc.com.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table contains, as of March 21, 2005, certain information concerning the Named Executive Officers (as defined herein) and directors of the Company, including the nominees, as well as certain information concerning the directors and executive officers of the Company as a group which information has been furnished to the Company by the individuals named or included in such group:

					Shares of
					Common
					Stock
		Director	Term		Beneficially		Percent
Name	Age	Since	Expires	Position	Owned(1)		of Class

Current Officers and Directors:
Robert C. Sledd	52	1987	2007	Chairman, Chief Executive Officer, President and Director(2)	913,787	(3)	1.9%
Mark J. Drever	48	—	—	Senior Vice President and Chief Executive Officer — Fresh-cut Segment(7)	2,048		*
Thomas Hoffman	65	—	—	Senior Vice President and Chief Executive Officer — Customized Segment	163,638		*
Steven L. Spinner	45	—	—	Senior Vice President and Chief Executive Officer — Broadline Segment	249,964	(4)	*
John D. Austin	43	—	—	Senior Vice President and Chief Financial Officer	86,576		*
Charles E. Adair	57	1993	2006	Director	67,000		*
Mary C. Doswell	46	2003	2007	Director	21,588	(5)	*
Fred C. Goad, Jr.	64	1993	2007	Director	70,000	(6)	*
Timothy M. Graven	53	1993	2006	Director	58,000		*
John E. Stokely	52	1998	2005	Director	44,750		*

					Shares of
					Common
					Stock
		Director	Term		Beneficially	Percent
Name	Age	Since	Expires	Position	Owned(1)	of Class

Officers whose employment terminated during 2004:
C. Michael Gray	55	—	—	(2)	275,541	*
G. Thomas Lovelace, Jr.	52	—	—	(7)	82,010	*
All directors and executive officers as a group (11 persons)					1,699,201	3.62%

*	Less than one percent

(1)	Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire as of March 21, 2005 and within 60 days of such date upon the exercise of options: Mr. Sledd — 447,602; Mr. Drever — 0; Mr. Hoffman — 129,140; Mr. Spinner — 167,850; Mr. Austin — 80,000; Mr. Adair — 43,000; Ms. Doswell — 15,500; Mr. Goad — 46,000; Mr. Graven — 43,000; Mr. Stokely — 40,750; Mr. Gray — 118,750; and Mr. Lovelace — 82,000; all directors and executive officers as a group, which excludes Mr. Gray and Mr. Lovelace who were not executive officers as of March 21, 2005 (11 persons) — 1,034,692 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purposes of computing the percentage of ownership of any other person.

(2)	On March 4, 2004, Mr. Gray resigned his positions as President and Chief Executive Officer of the Company and as a member of the Board of Directors. Mr. Sledd was elected by the Board to serve as President and Chief Executive Officer.

(3)	Includes 81,000 shares held by Mr. Sledd as trustee for the benefit of his children. Also includes 3,500 shares held by Mr. Sledd’s wife for which Mr. Sledd disclaims beneficial ownership.

(4)	Includes 1,763 shares held by Mr. Spinner’s daughter and 2,250 shares held by Mr. Spinner as trustee for the benefit of his daughters.

(5)	Includes 4,588 shares held by Ms. Doswell’s husband and 900 shares held by her children.

(6)	Includes 3,000 shares held by Mr. Goad’s wife for which Mr. Goad disclaims beneficial ownership.

(7)	On August 10, 2004, Mr. Lovelace resigned his positions as Senior Vice President of the Company and Chief Executive Officer — Fresh-cut Segment. Mr. Drever was elected by the Board to serve as Senior Vice President of the Company and Chief Executive Officer — Fresh-cut Segment.

EXECUTIVE COMPENSATION
      The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended January 1, 2005 (fiscal 2004), January 3, 2004 (fiscal 2003) and December 28, 2002 (fiscal 2002)) for (i) the Chief Executive Officer of the Company, (ii) the four highest paid executive officers of the Company whose salary and bonus payments exceeded $100,000 for 2004, (iii) C. Michael Gray, who served as the Company’s President and Chief Executive Officer until March 4, 2004, and (iv) G. Thomas Lovelace, Jr., who served as the Company’s Senior Vice President and Chief Executive Officer — Fresh-cut Segment until August 10, 2004 (collectively, the “Named Executive Officers”).

					Long-Term Compensation
					Awards Securities

		Annual Compensation			Restricted	Underlying	All Other
Name and	Fiscal				Stock Award	Options/SARs	Compensation
Principal Position	Year	Salary($)	Bonus ($)(1)		($)(2)	(#)(3)	($)(4)

Robert C. Sledd(5)	2004	$537,500	$91,000		$170,280	45,000	$9,963
Chairman, President and	2003	246,561	103,837		—	22,500	11,827
Chief Executive Officer	2002	232,118	281,809		—	20,000	13,074
Mark J. Drever	2004	420,923	0		—	12,500	31,101
Senior Vice President	2003	384,002	0		—	12,500	9,099
and Chief Executive	2002	356,121	173,919	(6)	—	0	11,065
Officer — Fresh-cut Segment
Thomas Hoffman	2004	302,820	164,000	(7)	141,900	15,000	34,396
Senior Vice President	2003	290,499	332,624		—	15,000	11,619
and Chief Executive	2002	276,248	277,499		—	11,000	13,890
Officer — Customized Segment
Steven L. Spinner	2004	402,215	61,000		99,330	15,000	33,213
Senior Vice President	2003	370,385	140,600		—	15,000	11,899
and Chief Executive	2002	324,231	105,210		—	15,000	12,884
Officer — Broadline Segment
John D. Austin	2004	308,474	47,000		70,950	15,000	28,849
Senior Vice President	2003	270,904	117,895		—	13,000	12,899
and Chief Financial	2002	192,307	91,494		—	11,000	11,771
Officer
Officers whose employment terminated during 2004:
C. Michael Gray(5)	2004	269,808	0		—	0	918,486	(8)
	2003	560,576	388,567		—	45,000	11,827
	2002	492,714	411,212		—	40,000	9,488
G. Thomas Lovelace, Jr.(9)	2004	401,443	0		—	15,000	53,711	(10)
	2003	374,230	0		—	15,000	12,899
	2002	348,172	212,800		—	13,000	13,890

(1)	The bonuses reflected for fiscal 2002 are net of the repayment of a portion of certain of the Named Executive Officers’ bonuses for the fiscal year ended December 29, 2001, which were reduced when the Company restated certain of its financial statements in fiscal 2002 as a result of accounting errors at one of the Company’s broadline subsidiaries.

(2)	These amounts reflect the value of restricted shares granted to the Named Executive Officers for 2004 performance in the amounts of 6,000, 5,000, 3,500 and 2,500 shares respectively for Messrs. Sledd, Hoffman, Spinner and Austin based on the closing price of the Company’s Common Stock on The Nasdaq Stock Market on the date of grant, March 15, 2005, of $28.38 per share. These restricted shares vest 50% on the first anniversary of the date of grant and 25% on each of the second and third anniversaries of the date of grant, and the holders will receive any dividends paid by the Company on its shares of Common Stock for the restricted shares. None of the Named Executive Officers owned any shares of restricted stock at January 1, 2005.

(3)	Number of stock options granted under the 1993 Employee Stock Incentive Plan (the “1993 Plan”) or 2003 Equity Incentive Plan (the “Equity Incentive Plan”).

(4)	Includes allocations by the Company to each Named Executive Officer’s ESOP account of $2,278 (other than Messrs. Gray and Lovelace), $4,899 and $6,890 for 2004, 2003 and 2002, respectively. Allocations to the ESOP accounts are based on the closing price of the Common Stock on The Nasdaq Stock Market of $26.91 per share at December 31, 2004, $36.17 per share at December 31, 2003 for fiscal 2003 and $33.96 per share at December 31, 2002 for fiscal 2002. Also includes contributions by the Company to each Named Executive Officer’s 401(k) account in fiscal 2004 as follows: Mr. Sledd — $7,084; Mr. Drever — $7,175; Mr. Hoffman — $8,175; Mr. Spinner — $7,172; Mr. Austin — $8,196; Mr. Gray — $8,089; and Mr. Lovelace — $7,175; in fiscal 2003 as follows: Mr. Sledd — $6,928; Mr. Drever — $4,200; Mr. Hoffman — $6,720; Mr. Spinner — $7,000; Mr. Austin — $8,000; Mr. Gray — $6,928; and Mr. Lovelace — $8,000; and in fiscal 2002 as follows: Mr. Sledd — $6,184; Mr. Drever — $4,175; Mr. Hoffman — $7,000; Mr. Spinner — $5,994; Mr. Austin — $4,881; Mr. Gray — $2,598; and Mr. Lovelace — $7,000. Also includes contributions by the Company to the account of certain Named Executive Officers pursuant to the Company’s Supplemental Executive Retirement Plan (the “SERP”) for fiscal 2004 as follows: Mr. Drever — $21,046; Mr. Hoffman — $23,341; Mr. Spinner — $23,161; and Mr. Austin — $17,774 and contributions of $602 for each of Messrs. Sledd, Drever, Hoffman, Spinner and Austin in 2004 pursuant to the profit sharing component of the Company’s 401(k) plan.

(5)	Upon Mr. Gray’s resignation, Mr. Sledd was elected as President and Chief Executive Officer effective as of March 4, 2004.

(6)	Amount represents the value of certain phantom stock units earned by Mr. Drever prior to the Company’s acquisition of Fresh Express.

(7)	Mr. Hoffman’s bonus includes $118,000 earned by Mr. Hoffman with respect to prior fiscal periods under longer-term performance criteria.

(8)	Pursuant to a severance agreement between the Company and Mr. Gray, includes in fiscal 2004 an aggregate of $600,000 in severance payments to Mr. Gray, $10,397 for Mr. Gray’s health insurance and $300,000 in legal fees paid on Mr. Gray’s behalf.

(9)	On August 10, 2004, Mr. Lovelace resigned his positions as Senior Vice President of the Company and Chief Executive Officer — Fresh-cut Segment.

(10)	Pursuant to a severance agreement between the Company and Mr. Lovelace, includes in fiscal 2004 an aggregate of $45,600 in severance payments to Mr. Lovelace and $937 for Mr. Lovelace’s health insurance.

The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 2004. No stock appreciation rights (“SARs”) have been granted by the Company.
Option Grants in Last Fiscal Year

	Individual Grants

			Percent of
	Number		Total
	of		Options			Potential Realizable Value
	Securities		Granted			at Assumed Annual Rates
	Underlying		to			of Stock Price Appreciation
	Options		Employees	Exercise		For Option Term
	Granted		in Fiscal	Price	Expiration
Name	(#)(1)		2004(%)	($/Share)	Date	5%($)	10%($)

Robert C. Sledd	45,000	(2)	5.4%	$34.18	3/30/2014	$967,303	$2,451,335
Mark J. Drever	12,500	(2)	1.5	34.18	3/30/2014	268,695	680,926
Thomas Hoffman	15,000	(2)	1.8	34.18	3/30/2014	322,434	817,112
Steven L. Spinner	15,000	(2)	1.8	34.18	3/30/2014	322,434	817,112
John D. Austin	15,000	(2)	1.8	34.18	3/30/2014	322,434	817,112
Officers whose employment terminated during 2004:
C. Michael Gray	—		—	—	—	—	—
G. Thomas Lovelace, Jr.	15,000	(3)	1.8	34.18	(3)	191,334	439,911

(1)	The options were granted to the Named Executive Officers on March 30, 2004 pursuant to the Equity Incentive Plan. The options were granted at exercise prices determined by the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant.

(2)	The options become 100% exercisable on March 30, 2008. If any of certain events which generally constitute a change in control of the Company occur, the options would become immediately exercisable.

(3)	In connection with Mr. Lovelace’s resignation and a severance agreement entered into with Mr. Lovelace with respect thereto, the Compensation Committee of the Board of Directors accelerated the vesting of these options to November 15, 2004 and permitted Mr. Lovelace to exercise these options on or before August 17, 2010.
      The Company has no long-term incentive plans, as that term is defined in regulations promulgated by the SEC. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company. During fiscal 2004, the Company did not adjust or amend the exercise price of stock options awarded to the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means.

      The following table sets forth certain information with respect to stock options issued to the Named Executive Officers pursuant to the 1993 Plan and the Equity Incentive Plan.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL 2004 YEAR-END OPTION VALUES

			Number of Securities		Value of
			Underlying Unexercised		Unexercised
			Options Held at		In-the-Money Options
	Shares		January 1, 2005		at January 1, 2005($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert C. Sledd	22,500	$441,000	320,202	127,400	$5,126,935	$0
Mark J. Drever	—	—	—	45,000	0	0
Thomas Hoffman	6,000	162,840	80,140	49,000	1,370,451	0
Steven L. Spinner	—	—	90,600	102,250	1,592,784	0
John D. Austin	3,750	98,288	32,750	47,250	536,274	0
Officers whose employment terminated during 2004:
C. Michael Gray	230,202	5,614,680	118,750	—	0	0
G. Thomas Lovelace, Jr.	88,810	832,231	82,000	—	0	0

(1)	Based on the closing price of the Company’s Common Stock on The Nasdaq Stock Market at December 31, 2004, of $26.91 per share.
Director Compensation
      Non-employee directors receive an annual retainer of $17,500 and a fee of $1,500 for each Board meeting attended, $750 for each committee meeting attended, $750 for each Board meeting attended by telephone, $500 for each committee meeting attended by telephone, and are reimbursed for expenses reasonably incurred in connection with their services as directors. In addition, the Chairman of the Audit Committee receives an annual retainer of $10,000, and the Chairmen of the Compensation and Nominating and Corporate Governance Committees receive annual retainers of $3,500 each. The Presiding Director also receives an annual retainer of $12,000. Directors who are officers or employees of the Company receive no compensation for serving as members of the Board. The aggregate amount of fees paid to all of the non-employee directors for fiscal 2004 was $253,750.
      Each non-employee director participates in the Equity Incentive Plan which was approved by the Company’s shareholders on May 7, 2003. Prior thereto, the non-employee directors participated in the 1993 Outside Directors’ Stock Option Plan (the “Outside Directors’ Plan”), which was approved by the shareholders of the Company on July 21, 1993. Awards to non-employee directors are made at the discretion of the full Board pursuant to the Equity Incentive Plan. All non-employee directors received an option grant of 5,000 shares on March 30, 2004. The options become exercisable, subject to a director’s continued service on the Board of Directors, one year from the date of grant, and expire on the tenth anniversary of such date. All options issued under the Equity Incentive Plan and Outside Directors’ Plan have an exercise price per share at the date of grant equal to the closing sale price of the Common Stock on The Nasdaq Stock Market on that date. At January 1, 2005, there were five participants who had been granted options under the Equity Incentive Plan covering an aggregate of 20,000 shares at an exercise price of $33.91 per share, 10,500 shares at an exercise price of $37.26 per share and 25,000 shares at an exercise price of $34.18 per share. Also at January 1, 2005, there were five participants who had been granted options under the Outside Directors’ Plan covering an aggregate of 31,500 shares at an exercise price of $4.67 per share, 9,000 shares at an exercise price of $6.34 per share, 9,000 shares at an exercise price of $7.09 per share, 9,000 shares at an exercise price of $9.17 per share, 15,000 shares at an exercise price of $10.00 per share, 25,500 shares at an exercise price of $10.07 per share, 20,000 shares at an exercise price of $12.97 per share, 30,500 shares at an exercise price of $13.25 per share, 25,000 shares at an exercise price of $28.48 per share and 25,000 shares at an exercise price of $38.00.
      The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company’s shareholders and the financial abilities of the Company.
Change in Control Agreements
      Effective as of October 29, 1997, the Company entered into agreements which were amended as of February 26, 2003, with certain of its key executives (the “Agreement”), including the Chief Executive Officer and other Named Executive Officers, which provide for certain payments to be made to the executive if, within two years following a Change in Control (as defined in the Agreement) of the Company, his employment with the Company is terminated for any reason other than Cause (as defined in the Agreement) or if the executive terminates his employment with the Company for Good Reason (as defined in the Agreement). Upon termination, the executive is entitled to receive (i) 299.9% of his base salary (defined as the higher of the executive’s annual base salary prior to the Change in Control or the executive’s highest annual base salary in effect after the Change in Control but prior to termination), (ii) 299.9% of his bonus (based upon the executive’s bonus for the three fiscal years prior to the Change in Control or highest bonus after the Change in Control, whichever is higher) and (iii) an amount necessary to reimburse the executive for any excise tax payable under Section 4999 of the Internal Revenue Code in connection with the Change in Control. In accordance with the terms of the Agreement, as amended as of February 26, 2003, one-third of the amounts payable pursuant to clauses (i) and (ii) must be paid in equal semi-monthly installments over the twelve months following termination and the balance in a lump sum payment made within five business days after the expiration of the twelve-month period. Amounts payable pursuant to clause (iii) above must be paid within thirty days following termination of employment. Alternatively, the Agreement, as amended, provides that the key executive may elect to receive all of the amounts payable pursuant to clauses (i), (ii) and (iii) above within thirty days following termination of employment.
Severance Agreements
      On May 4, 2004, the Company entered into a Severance Agreement with C. Michael Gray. In recognition of Mr. Gray’s many years of service to the Company and his agreement to consult with the Company from time to time, the Company (i) agreed to pay Mr. Gray $75,000 per month for 30 months, (ii) accelerated the vesting with respect to stock options for the purchase of 118,750 shares of the Company’s Common Stock, (iii) agreed to pay the cost of continuing health insurance coverage for Mr. Gray for 18 months and (iv) agreed to pay Mr. Gray’s legal expenses in connection with the negotiation and execution of the Severance Agreement. As part of the Severance Agreement, Mr. Gray released the Company from all claims or potential claims that Mr. Gray had or may have had against the Company and agreed not to compete with the Company for 30 months.
      On August 17, 2004, the Company entered into a Severance Agreement with G. Thomas Lovelace, Jr. In recognition of Mr. Lovelace’s many years of service to the Company, the Company (i) agreed to pay Mr. Lovelace $32,933.34 for 20 months, (ii) accelerated the vesting with respect to stock options for the purchase of 82,000 shares of the Company’s Common Stock to November 15, 2004 and permitted Mr. Lovelace to exercise these options on or before August 17, 2010 and (iii) agreed to pay the cost of continuing health insurance coverage for Mr. Lovelace for 18 months. As part of the Severance Agreement, Mr. Lovelace released the Company from all claims or potential claims that Mr. Lovelace had or may have had against the Company and agreed not to compete with the Company for 12 months with respect to certain companies and for three years with respect to certain other companies.

Employment Agreements
      The Company’s Employment Agreement with Mark Drever, Chief Executive Officer — Fresh-cut Segment, was entered into immediately prior to the time the Company acquired Fresh Express, Inc. The Employment Agreement, which has an expiration date of December 31, 2004, provides that if Mr. Drever resigns his employment with the Company for any reason after December 31, 2004, and the Company has not terminated Mr. Drever for Cause (as defined in the Employment Agreement) prior to his resignation, the Company is obligated to pay Mr. Drever severance equal to 24 months of his base salary. Mr. Drever has agreed in the Employment Agreement not to solicit the Company’s employees until December 31, 2005 or solicit any customers of the Company for a period of one year following his termination of employment.
      The Company has also entered into a retention and incentive agreement with Mr. Drever pursuant to which the Company will pay a retention and incentive bonus to Mr. Drever provided he remains continuously employed full-time by the Fresh-cut Segment through the consummation of the Company’s sale of all of the capital stock of the companies comprising the Fresh-cut Segment to Chiquita Brands International, Inc. and subject to the other terms of the retention and incentive agreement. Mr. Drever’s total retention and incentive bonus, together with any payments made to him under the terms of his Employment Agreement, shall not exceed 2.99 times his average annual compensation as an employee of the Fresh-cut Segment for the five years ended December 31, 2004. Under the terms of this retention and incentive agreement, it is anticipated that the Company will pay Mr. Drever an estimated retention and incentive bonus of approximately $4.9 million upon consummation of the sale of all the capital stock of the companies comprising the Fresh-cut Segment.
Supplemental Executive Retirement Plan
      In November 2003, the Board of Directors adopted the SERP in which certain key executives, including the Named Executive Officers (other than Messrs. Sledd, Gray and Lovelace), could participate beginning in fiscal 2004, as determined by the Compensation Committee. Pursuant to the terms of the SERP, the Compensation Committee authorized the Company to contribute 5% of each participant’s salary and bonus to a participant’s SERP account and for every 1% that the Company achieves over 95% of a performance target established by the Compensation Committee during the fiscal year, an additional 1% of the participant’s salary and bonus will be added to such participant’s account. The maximum contribution that can be made for any participant for any fiscal year is 20% of the participant’s salary and bonus. A participant vests in his or her SERP account at a rate of 20% per year, beginning after the second year of service with the Company or any acquired company, and will be fully vested after six years of service, provided that the participant will vest in the entire account upon his or her death or upon a Change in Control (as defined in the SERP) or, if determined by the Compensation Committee, upon a Potential Change in Control (as defined in the SERP) of the Company. If a participant’s employment with the Company is terminated for Cause (as defined in the SERP) or if the participant becomes employed within one year following his or her termination of employment with an entity that is deemed to be in competition with this Company, a participant will forfeit his or her entire interest in the SERP. For 2004, the Company contributed 5% of each participant’s salary and bonus to the account of each participating executive, including the Named Executive Officers (other than Messrs. Sledd, Gray and Lovelace).
Severance Plan
      The Board of Directors of the Company adopted, effective January 1, 2005, a Senior Management Severance Plan (the “Severance Plan”) to provide for certain transition and severance benefits as well as payment for a non-competition agreement to certain associates of the Company who hold a position with the Company or any of its subsidiaries with a title of vice president or corporate director or above and who are also a member of a “select group of management or highly compensated employees” within the meaning of Title 1 of the Employee Retirement Income Security Act of 1974 (each an “Eligible

Participant”) in the event of a Company-initiated separation from the Company for other than “Cause” (as defined in the Severance Plan).
      Under the terms of the Severance Plan, following termination by the Company other than for “Cause”, an Eligible Participant may receive, as transition pay, his or her base salary compensation and benefits for a period ranging from four to eighteen weeks, depending on the Eligible Participant’s position with the Company and years of service with the Company. In order to receive this transition pay, an Eligible Participant must enter into a transition confidentiality and non-compete agreement and general release. In addition to the transition pay, if any, an Eligible Participant may receive severance pay for periods ranging from four weeks to ninety-three weeks following the transition period based on his or her base salary at the termination date, position with the Company and years of service. Receipt of these severance payments is conditioned upon the Eligible Participant signing a non-compete agreement and general release or post-transition and non-compete agreement and general release.
      The Plan is administered by the Chairman of the Company’s Board of Directors and Chief Executive Officer and the Company’s National Vice President, Human Resources. In the event that the Eligible Participant in question is the Company’s National Vice President, Human Resources, or a reporting person under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Severance Plan will be administered by the Chairman of the Company’s Compensation Committee.
      Pursuant to the Severance Plan, the Company has reserved the right to discontinue any payments under the Severance Plan if an Eligible Participant is terminated for “Cause” during the transition period, if any, or if the Eligible Participant at any time violates the confidentiality, non-competition or non-solicitation agreement between the Eligible Participant and the Company.
      The Company maintains the right to terminate or discontinue the Severance Plan at any time, and the Severance Plan will not provide benefits to Eligible Participants in the event of a transaction involving a spinoff, corporate sale, sale of assets or a legal or organizational restructuring of any subsidiary, segment or division of the Company or for intercompany transfers within the Company and its subsidiaries. In addition, if the Eligible Participant receives benefits pursuant to a separate Agreement for Key Executives between the Company and the Eligible Participant, the Eligible Participant will not be entitled to any benefits under the Severance Plan. Any severance payments payable under the Severance Plan will be reduced by any amounts paid to an Eligible Participant under any employment or similar agreement between the Company and the Eligible Participant upon the Eligible Participant’s termination of employment.
      If the Severance Plan had been in effect and their employment had been terminated without Cause as of January 1, 2005, the Named Executive Officers (other than Messrs. Gray and Lovelace) would have been entitled to the following transition and severance payments under the Severance Plan (assuming that Mr. Drever’s and Mr. Spinner’s employment with the Company began on the date of acquisition of Fresh Express, Inc. and AFI Food Service Distributors, Inc., respectively): Mr. Sledd — $1,280,769; Mr. Drever — $0 (payments that would otherwise be due to Mr. Drever under the Severance Plan would be offset by payments due pursuant to Mr. Drever’s Employment Agreement); Mr. Hoffman — $593,880; Mr. Spinner — $547,200; and Mr. Austin — $423,360.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2004, the Compensation Committee of the Board of Directors was composed of Messrs. Adair, Goad, Graven and Stokely and Ms. Doswell. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report on Executive Compensation
      Decisions with respect to compensation of the Named Executive Officers for fiscal 2004 were made by the Compensation Committee of the Board of Directors, which was composed of Messrs. Adair, Goad, Graven and Stokely and Ms. Doswell. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. The Compensation Committee determines compensation actions and long-term incentive awards for the Named Executive Officers and other key employees of the Company and reviews and administers the incentive compensation, stock option and other compensation plans of the Company. The Compensation Committee Charter provides that the Compensation Committee shall meet in executive session when determining the compensation of the Company’s Chief Executive Officer and other executive officers, except that the Chief Executive Officer may be present during the Committee’s deliberation with respect to all other executive officers.
      The overall objectives of the Company’s executive compensation program for fiscal 2004 were to:

•	Attract and retain the highest quality talent to lead the Company;

•	Reward key executives based on business performance;

•	Design incentives to maximize shareholder value; and

•	Assure that objectives for corporate and individual performance were measured.
      The philosophy upon which these objectives are based is to provide incentive to the Company’s officers to enhance the profitability of the Company and closely align the financial interests of the Company’s officers with those of its shareholders. In order to uphold this philosophy for fiscal 2004, the Compensation Committee reviewed the various elements of executive compensation, including salaries, incentive compensation awards and stock option awards under the Equity Incentive Plan. The Compensation Committee periodically retains an independent consulting firm to analyze the Company’s compensation programs in relation to a group of similarly sized companies in comparable industries. These comparable companies are primarily in the distribution industry, including certain of the Company’s competitors for which compensation data is available. Their analysis compared the compensation levels of the Chief Executive Officer and other Named Executive Officers to similar positions at these peer companies. The Compensation Committee then used this information when establishing compensation levels for the Company’s senior management. In addition, the Compensation Committee also considers amounts that may be allocated or paid to the Named Executive Officers pursuant to individual change in control agreements, the Company’s retirement plans, the SERP and the Severance Plan, each as more fully described elsewhere in this Proxy Statement.
      The Compensation Committee set annual base salaries for the Named Executive Officers near or just below the midpoint of the relative salaries of similar executives at these peer companies. To closely align an executive’s compensation to the Company’s goals, the Compensation Committee believes that a substantial portion of an executive’s compensation should be incentive based. Therefore, the Company relies to a significant degree on annual cash bonuses and long-term stock-based incentive compensation. Prior to fiscal 2003, the Compensation Committee and the Board utilized an annual cash bonus program for senior management, including the Named Executive Officers, based in part on Economic Value Added (“EVA”) and in part on individual performance objectives. EVA measured the Company’s ability to generate after-tax operating profits in excess of the cost of capital, including both debt and equity, employed to generate that profit. Beginning in fiscal 2003, the Compensation Committee and the Board implemented a new bonus program based in part on sales, earnings or return on capital and in part on individual performance objectives. Under this program, an executive’s bonus varies directly with improvement in and with the amount of Company-wide or segment-specific sales, earnings or return on capital. Therefore, an executive is rewarded for creating shareholder wealth by most effectively utilizing the Company’s capital or generating a specified level of sales or earnings. In addition, an executive’s bonus is “at risk,” in that no bonuses are required to be paid if the Company or one of its segments fails to improve the utilization of capital or generate a specified level of sales or earnings. In fiscal 2004, the Company did not meet certain earnings targets that would have entitled the Named Executive Officers to be paid a bonus under the Company’s bonus plan; however, the Compensation Committee determined to award discretionary bonuses to the Named Executive Officers (other than Messrs. Drever, Gray and Lovelace) based on their individual performance. These bonuses were paid partially in cash and restricted stock.
      The long-term incentive program for senior management consists of stock option and other stock-based awards granted under the Equity Incentive Plan. During 2004, the Compensation Committee approved the grant of an aggregate of 117,500 stock options under the Equity Incentive Plan to the Named Executive Officers, representing 14.0% of the total options granted to employees in fiscal 2004. These options were granted at the fair market value of the Common Stock on the date of grant and vest four years from the date of grant, except for the vesting with respect to a grant of 15,000 stock options to Mr. Lovelace which was accelerated to November 15, 2004, in connection with Mr. Lovelace’s resignation.

Compensation of Chief Executive Officer

Robert C. Sledd
      Robert C. Sledd, the Company’s President and Chief Executive Officer beginning on March 4, 2004, was compensated during fiscal 2004 in accordance with the same general criteria established from time to time by the Compensation Committee of the Board of Directors with respect to the Named Executive Officers. In March 2004, the Compensation Committee granted Mr. Sledd options to purchase 45,000 shares of the Company’s Common Stock at an exercise price of $34.18 per share, the fair market value of such stock on the date of grant. Such options vest four years from the date of the grant. Mr. Sledd was paid a base salary for fiscal 2004 of $537,500, he earned a cash bonus of $91,000 was granted an award of 6,000 shares of restricted stock having a value of $170,280 on the date of grant. Mr. Sledd was not present during voting or deliberations of the Compensation Committee with respect to his compensation.

C. Michael Gray
      C. Michael Gray, the Company’s President and Chief Executive Officer until March 4, 2004, was also compensated during the time he was employed by the Company in fiscal 2004 in accordance with the same general criteria established from time to time by the Compensation Committee of the Board of Directors with respect to the Named Executive Officers. On May 4, 2004, the Company entered into a severance agreement with Mr. Gray. In recognition of Mr. Gray’s many years of service to the Company and his agreement to consult with the Company from time to time, the Company (i) agreed to pay Mr. Gray $75,000 per month for 30 months, (ii) accelerated the vesting with respect to stock options for the purchase of 118,750 shares of the Company’s Common Stock, (iii) agreed to pay the cost of continuing health insurance coverage for Mr. Gray for 18 months and (iv) agreed to pay Mr. Gray’s legal expenses in connection with the negotiation and execution of the severance agreement. As part of the severance agreement, Mr. Gray released the Company from all claims or potential claims that Mr. Gray had or may have had against the Company and agreed not to compete with the Company for 30 months. Mr. Gray’s base salary paid in fiscal 2004 was $269,808, and he did not earn a cash bonus. Mr. Gray was not present during voting or deliberations of the Compensation Committee with respect to his compensation.

Federal Income Tax Deductibility Limitations
      The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act and to seek to qualify the Company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. The Compensation Committee believes that all incentive compensation of the Company’s current executive officers will qualify as a tax deductible expense when paid. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.
      The tables set forth under “Executive Compensation,” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Charles E. Adair	Mary C. Doswell	Fred C. Goad, Jr.	Timothy M. Graven	John E. Stokely
      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Audit Committee Report
      In accordance with the Audit Committee Charter, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and the independence and performance of the Company’s independent auditors and internal auditing department.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might be thought to bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has been updated at least quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditor the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee also discussed with management and the independent auditors the steps taken to implement recommended improvements in internal controls, as well as significant judgments, critical accounting policies and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their fees, audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and discussed and reviewed the results of the independent auditors’ audit of the consolidated financial statements.
      The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended January 1, 2005 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.
      As previously disclosed, the Company announced in February 2005, that it had received certain anonymous allegations questioning certain accounting practices at one of its Broadline operating subsidiaries. The Audit Committee immediately began investigating these allegations and retained independent counsel, who retained an independent accounting firm, to assist the Audit Committee in reviewing these allegations. Subsequently, the staff of the SEC informed the Company that it had opened an informal inquiry into these anonymous allegations, as well as an allegation that the Company’s Broadline operating subsidiaries may have made improper transfers of inventory to avoid internally established reserve requirements for aged inventory. The Audit Committee conducted a thorough investigation and found no basis for any change to the Company’s previously reported financial results.
      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005 for filing with the SEC. The Audit Committee has engaged KPMG LLP as the Company’s independent auditor for fiscal 2005.
      Mary C. Doswell                    Fred C. Goad, Jr.                    Timothy M. Graven                     John E. Stokely
      The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Relationship with Independent Auditors
      The Audit Committee of the Board of Directors of the Company has selected KPMG LLP to serve as independent auditors for 2005. Such firm has served as the Company’s independent auditors since 1987. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The following is a description of the fees billed to the Company by KPMG LLP for fiscal 2004 and fiscal 2003.

Audit Fees
      Audit fees include fees paid by the Company to KPMG in connection with the annual audit of the Company’s consolidated financial statements, KPMG’s review of the Company’s interim financial statements and KPMG’s review of the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by its independent auditors. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG for audit services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2003 totaled $1,290,000 and $526,000, respectively.

Audit Related Fees
      Audit related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, employee benefit plan audits, certain attest services and KPMG’s audit of the Company’s Fresh-cut Segment in fiscal 2004. The aggregate fees billed to the Company by KPMG for audit related services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2003 totaled $115,000 and $25,000, respectively.

Tax Fees
      Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the Company by KPMG for the tax related services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2003 totaled $33,340 and $34,687, respectively.

All Other Fees
      KPMG did not perform any other services for the Company during fiscal 2004 or fiscal 2003.
      During the latter half of 2002, the Company reviewed its existing practices regarding the use of its independent auditors to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company adopted a policy, effective as of January 1, 2003, which provides that the Company’s independent auditors may provide certain non-audit services which do not impair the auditors’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as all non-audit services provided by the Company’s independent auditors. This policy is administered by the Company’s senior corporate financial management, which reports throughout the year to the Audit Committee. All of the foregoing audit related fees and tax fees were pre-approved by the Audit Committee in accordance with this policy.
Shareholder Return Performance Graph
      The following graph compares the percentage change in the unaudited cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the S&P SmallCap 600 Index and the S&P Food Distributors Index between December 31, 1999 and December 31, 2004. The graph assumes the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 1999 and that all dividends, if any, were reinvested.

	12/99	12/00	12/01	12/02	12/03	12/04

PERFORMANCE FOOD GROUP	100.00	210.32	288.57	278.64	296.78	220.80
S & P SMALLCAP 600	100.00	111.80	119.11	101.69	141.13	173.09
S & P FOOD DISTRIBUTORS	100.00	139.82	132.29	145.40	191.88	198.96

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended January 1, 2005, except one transaction for each of Mr. Spinner and Mr. Lovelace which was filed late.
CERTAIN TRANSACTIONS
      The Board of Directors of the Company has adopted a policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.
PROPOSALS OF SHAREHOLDERS
      Shareholders intending to submit proposals should send such proposals in writing, by certified mail, return receipt requested, to Joseph J. Traficanti, Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. To be included in the proxy statement and form of proxy relating to the Company’s 2006 Annual Meeting of Shareholders or to be presented at the Company’s 2006 Annual Meeting of Shareholders, proposals must be received by the Company prior to December 15, 2005.
DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
TO SHAREHOLDERS SHARING AN ADDRESS
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Performance Food Group Company, Attention: Treasurer, 12500 West Creek Parkway, Richmond, Virginia 23238, or by calling the Treasurer at (804) 484-7700. You can notify our transfer agent, American Stock Transfer & Trust Co., by sending them a written request to 59 Maiden Lane, New York, New York 10038, or by calling (800) 937-5449.

Appendix A
SECOND AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	AUDIT COMMITTEE PURPOSE
      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee the integrity of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and systems of internal controls regarding finance, accounting, and legal compliance.

•	Oversee the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.
      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain independent legal, accounting, or other advisors as it deems necessary or appropriate in the performance of its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services; and (ii) any advisors employed by the Audit Committee and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
      The Audit Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the independent auditors are responsible for auditing those financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Additionally, the Audit Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Audit Committee members; consequently, in carrying out its duties and responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

II.	AUDIT COMMITTEE COMPOSITION AND MEETINGS
      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Audit Committee must also meet the other qualification standards set by federal and state legislation and regulation and the applicable listing standards of The Nasdaq Stock Market, Inc. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.
      The Audit Committee shall meet at least four times annually, or more frequently as circumstances indicate, including teleconferences when appropriate. The Audit Committee Chair shall prepare and/or approve an agenda for each meeting. A majority of the Audit Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting; provided that the Committee may form and delegate authority to subcommittees or members. The Audit Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believes should be discussed. In addition, the Audit Committee shall communicate with management and the independent auditors’ quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.	AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES
      The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Audit Committee may undertake additional duties and responsibilities as the Board or the Audit Committee deems appropriate given the circumstances.
Document/ Reports Review Procedures
      1. The Audit Committee shall review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and have the document published in accordance with SEC regulations or applicable listing standards.
      2. The Audit Committee shall review and discuss with the Company’s management and independent auditors the Company’s annual audited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. Additionally, based on such review, the Audit Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form 10-K.
      3. The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial results and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Company’s selection, application and disclosure of critical accounting policies and practices used in such financial statements. The discussion of financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements or results, and the discussion of the related disclosure, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” shall occur prior to the filing of the Form 10-Q.
      4. The Audit Committee shall discuss with management, the independent auditors and the internal auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s processes and controls that could materially affect the Company’s financial statements and financial reporting. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

      5. The Audit Committee shall discuss with the independent auditors any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 and SAS 90, as such standards may be modified or supplemented.
      6. The Audit Committee shall review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.
      7. The Audit Committee shall obtain from the independent auditor annually a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented by such other standards as may be set by law or regulation or Exchange Rules.
Independent Auditors
      8. The independent auditors are accountable to the Audit Committee and shall report directly to the Audit Committee. The Audit Committee shall review the independence and performance of the independent auditors annually and make a report of such review to the full Board. In addition, the Audit Committee shall:

•	oversee the work of the independent auditors and review the independent auditors’ audit plan including scope, staffing, locations, reliance upon management and internal audit and general audit approval;

•	resolve disagreements between management and the independent auditors regarding financial reporting;

•	establish hiring policies for employees or former employees of the independent auditors;

•	preapprove all auditing services to be provided by the independent auditors;

•	preapprove all non-auditing services, including tax services, to be provided by the independent auditors, subject to such exceptions as may be determined by the Audit Committee to be appropriate and consistent with federal and regulatory provisions;

•	receive reports from the independent auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

•	receive from the independent auditors annually a formal written statement delineating all relationships between the independent auditors and the Company that may impact the objectivity and independence of the independent auditors; and

•	discuss with the independent auditors in an active dialogue any such disclosed relationships or services and their impact on the independent auditors’ objectivity and independence.
      9. The Audit Committee shall have the ultimate authority and responsibility to select (subject, if sought, to shareholder ratification), determine the compensation of, and where appropriate, terminate and replace the independent auditors.
Internal Audit Department and Legal Compliance
      10. The Audit Committee shall review reports prepared by the Internal Audit Department regarding its findings.

      11. The Audit Committee shall review the budget, plan, changes in plan, activities, organization structure, and qualifications of the internal audit department, as needed.
      12. The Audit Committee shall review the appointment, performance and replacement of the senior internal audit executive.
      13. On at least an annual basis, the Audit Committee shall review with Management and the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.
Other Audit Committee Responsibilities
      14. The Audit Committee shall review and approve all related-party transactions.
      15. The Audit Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.
      16. The Audit Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.
      17. The Audit Committee shall maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.
      18. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and of the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

PERFORMANCE FOOD GROUP COMPANY
ANNUAL MEETING OF SHAREHOLDERS
May 18, 2005
PROXY
     This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. (EDT) on May 18, 2005 and any adjournment(s) thereof. The undersigned hereby appoints Robert C. Sledd and John D. Austin, or either of them, with full power of substitution, as attorneys, and hereby authorizes them to represent and to vote in the name of and as proxy for the undersigned, as designated, all of the shares of common stock of Performance Food Group Company held of record by the undersigned on March 21, 2005.

1.	Election of two Class III Directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

☐	FOR all nominees listed below (except as marked to the contrary below).

John E. Stokely Fred C. Goad, Jr.

To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

☐	WITHHOLD AUTHORITY to vote for all nominees.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PROPOSAL 1.

     The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Dated:	, 2005

Signature

Signature if Held Jointly

Please sign exactly as name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership or limited liability company, please sign in such organization’s name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.